                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

September 2, 2005
Tecumseh, Michigan



          TECUMSEH PRODUCTS ANNOUNCES SUSPENSION OF QUARTERLY DIVIDENDS

         Tecumseh Products Company announces that it will be suspending its quarterly dividend until profitability improves. "The Company has paid dividends without interruption for more than 50 years, and we know that we have many shareholders who rely on those dividends. We deeply regret this action, but logic dictates that we continue to fund our business improvement and new product initiatives in order to create a business that can resume dividend payments in the future," stated Todd Herrick, Chairman of the Board & CEO.

         "While recent amendments to the Company's financing arrangements would permit declaration of a third quarter dividend, future dividends may need to be curtailed. Instead of creating expectations of future dividends, the Company and its board of directors believe that it is in the long-term best interest of shareholders to utilize available funds to continue ongoing restructuring efforts and reduce indebtedness," added James S. Nicholson, Vice President, Treasurer & CFO.

         The determination to resume the payment of dividends will be made by the Company's board of directors based on the Company's earnings, financial requirements and other conditions prevailing at the time.

         This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2003.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455